COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended June 30, 2002 and May 31, 2001, and for the ten-month period ended December 31, 2001, the Company’s Transitional Fiscal Year, and the previous four fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

                                                       Ten Months Ended
                                Six Months Ended                                 Fiscal Years Ended February 28(29),
                            --------------------------                   ----------------------------------------------------
                              June 30,      May 31,      December 31,
(Dollars are in                 2002         2001            2001            2001         2000         1999         1998
   thousands)
--------------------------  ------------- ------------ ----------------- ------------- ------------ ------------ ------------
Net earnings                    $358,415     $227,296         $486,006      $374,153      $410,243     $385,401     $344,983
Income tax expense               212,953      132,379          302,613       211,882       220,955      246,404      220,563
Interest charges                 659,606      820,178        1,474,719     1,330,724       904,713      962,303      556,032
Interest portion of
   rental expense                 11,918        9,055           16,201        17,745        19,080       14,898       10,055
                            ------------- ------------ ------------------------------- ------------ ------------ ------------
Earnings available to
   cover  fixed charges       $1,242,892   $1,188,908       $2,279,539   $1,934,504     $1,554,991   $1,609,006   $1,131,633
                            ============= ============ ================= ============= ============ ============ ============

Fixed charges
Interest charges                $659,606     $820,178       $1,474,719    $1,330,724      $904,713     $962,303     $556,032
  Interest portion of
   rental expense                 11,918        9,055           16,201        17,745        19,080       14,898       10,055
                            ------------- ------------ ----------------- ------------- ------------ ------------ ------------
      Total fixed charges       $671,524     $829,233       $1,490,920    $1,348,469      $923,793     $977,201     $566,087
                            ============= ============ ================= ============= ============ ============ ============

Ratio of earnings
  to      fixed charges           1.85         1.43              1.53          1.43          1.68         1.65         2.00
                            ============= ============ ================= ============= ============ ============ ============